UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2005

Material Sciences Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	01-8803	95-2673173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices, including Zip Code)

(847) 439-8270

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02. Termination of a Material Definitive Agreement.

On January 31, 2002, the registrant entered into an exclusive license agreement (the “License Agreement”) with TouchSensor Technologies, LLC (“TST”). This agreement provided EMD the right to manufacture, use, further develop and sell TST’s patented touch sensor technology for sensors, switches and interface solutions in the consumer electronics and transportation markets. Royalty payments to TST, per the License Agreement, consisted of a certain percentage of net sales of licensed products plus a certain percentage of sublicense profits subject to a minimum annual royalty amount. In general, the exclusive license period was scheduled to end on February 28, 2006, subject to the registrant’s right to extend the exclusive license period under certain conditions.

In connection with the transaction described in Item 2.01 below, the description of which is incorporated by reference in this Item 1.02, the registrant and TST agreed to cancel and terminate, effective August 1, 2005, the License Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The registrant entered into and simultaneously completed a transaction on June 20, 2005, for the sale of a substantial portion of the assets (including fixed assets, intellectual property and other assets) of EMD to TST in consideration of the release from current and future contractual commitments to TST and the assumption of certain contractual obligations of EMD. EMD focused primarily on the design, development and commercialization of field-effect technology for sensors, switches and interface solutions under the License Agreement (defined above). EMD will be reported by the registrant as a discontinued operation with effect from the second quarter of fiscal 2006.

As a result of the transaction, the registrant was relieved of the fee obligations under the License Agreement in fiscal 2006 of $2.8 million, as well as approximately $0.8 million of obligations related to certain cost sharing arrangements between the registrant and TST projected for the 18 months ending November 1, 2006. The registrant expects the transaction will result in a pretax loss of approximately $2.0 million, including severance and other transaction related costs.

Item 2.05. Costs Associated with Exit or Disposal Activities.

As described above in Item 2.01, which description is incorporated by reference into this Item 2.05, on June 20, 2005, the registrant entered into and simultaneously completed a transaction for the sale of substantially all of the assets of its EMD business segment. While the registrant believes that there are numerous market opportunities for field-effect technology, it concluded that the business is not a strategic fit with the registrant’s primary coated and laminated material based solutions. The total out of pocket cost of this sale and the registrant’s disposal of its EMD segment is expected to be $2.2 million. The major types of costs associated with this sale and exit are expected to be as follows:

Severance payments	$1,198,000
Supplemental retirement plan buyout	$839,000
Other closing costs	$170,000

Total Estimated Costs	$2,207,000

The pre-tax loss and expected costs of the transaction are only estimates, and newer additional information could cause the actual pre-tax loss or cost to differ materially.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 23, 2005, the registrant announced that Dr. Mary P. Quin will not seek re-election as a director at the registrant’s 2005 annual meeting of shareholders and will continue to serve as a director until such meeting.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document
10(a)	Asset Purchase Agreement, dated June 20, 2005, by and among Touchsensor Technologies, LLC, Material Sciences Corporation and Material Sciences Corporation Electronic Materials And Devices Group, Inc.

99.1	Press release dated June 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION

/s/ Jeffrey J. Siemers
By:	Jeffrey J. Siemers
Its:	Chief Financial Officer

Date: June 23, 2005